                                                                    EXHIBIT 4.10



                                 SERIES B NOTE

THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "1933 ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES AND IN COMPLIANCE WITH SUCH STATE LAWS OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND SUCH APPLICABLE STATE LAWS.


                          EXCHANGEABLE PROMISSORY NOTE

US$2,050,000
Principal Amount                                                   July 12, 2001

     Vsource, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of BAPEF Investments XII Ltd. or its registered permitted assigns ("Holder") on June 30, 2003 or when sooner declared due and payable in accordance with the Purchase Agreement (the "Maturity Date") the sum of US$2,050,000 (the "Principal Amount"), unless this Note is repaid or exchanged before that date pursuant to the terms hereunder or under the Purchase Agreement. Interest shall accrue on the outstanding Principal Amount at the rate of 10% per annum (compounded quarterly) from the date hereof and is due and payable on the Maturity Date unless this Note is repaid or exchanged before that date pursuant to the terms hereunder. Payment shall be made at the registered address of the Holder appearing in the records of the Company. This Note is one of the Notes issued pursuant to an Exchangeable Note and Warrant Purchase Agreement dated July 12, 2001 among the Company, the Guarantors and the Purchasers named therein (the "Purchase Agreement"). The unpaid principal balance of this Note at any time, together with all accrued and unpaid interest thereon at such time, is referred to herein as the "Note Amount." Any terms not defined in this Note shall have the meaning set forth in the Purchase Agreement unless otherwise indicated.


     1. Guarantee. The Holder is entitled to the benefits of the Guarantee set forth in the Purchase Agreement.


     2. Intentionally Omitted.
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     3. Mandatory Prepayments. The Company shall prepay this Note in an amount equal to the Holder's Pro Rata Share of all Excess Financing Proceeds, promptly after the receipt by the Company, from time to time of such Excess Financing Proceeds or the occurrence of an event resulting in the existence of Excess Financing Proceeds. Each such prepayment shall be applied first, to accrued and unpaid interest on the principal balance hereof and then, to the unpaid principal balance hereof. As used herein the terms:

          "Pro Rata Share" as to the Holder at any time shall mean the percentage which the unpaid principal balance of this Note at such time bears to the unpaid principal balance of all Series B Notes outstanding at such time.

          "Excess Financing Proceeds" shall mean (x) all amounts raised by the Company in excess of $6,000,000 as a result of (i) the issuance and sale of Series A Notes for cash (as opposed to exchange of Bridge Notes) and (ii) the offering by the Company of its common stock after the date hereof by way of a rights offering to its shareholders; and (y) the amount, if any, by which the amount of the Deposit at any time exceeds the amount required by the Issuer or Gateway Manufacturing, Inc. to be maintained in the Deposit at such time (it being understood and agreed that if, at any time, no Deposit is required by the Issuer or Gateway Manufacturing, Inc., whether pursuant to the termination or expiration of the reseller agreement described in Section 5.1(g) of the Purchase Agreement or otherwise, this Note shall be promptly prepaid in full pursuant to the terms of this
     Section 3).


     4. Voluntary Prepayment. The Company may prepay this Note in whole or in part, subject to the following conditions: (i) the Company shall have given the Holder an irrevocable written notice of its intention to prepay at least 30 days prior to prepayment and, if such prepayment is to occur after February 15, 2002, shall have deposited good funds in a segregated account for the benefit of the Holder in an amount equal to the amount being prepaid; (ii) the Holder shall not have exercised its exchange rights under Section 5 of this Note, if any, prior to the date set forth in such irrevocable written notice of prepayment upon which the Company intends to prepay this Note; and (iii) any such prepayment must be made on a pro rata basis among all Series B Notes then outstanding.


     5. Voluntary and Automatic Exchange.

          (a) Voluntary Exchange. If the Note Amount is not paid in full on or prior to February 15, 2002, the, at any time thereafter while this Note is outstanding, Holder may, at the Holder's option, exchange this Note including accrued interest thereon to the date of exchange, in accordance with the provisions of paragraph (b) below hereof, in whole or in part, for a Series A Note in the initial principal amount equal to the amount of this Note being exchanged, including all accrued and unpaid interest on this Note.

          (b) Notice of Voluntary Exchange. If the Holder elects to exchange all or any portion of this Note pursuant to Section 5(a), the Holder shall submit an executed Notice of Election in the form of Exhibit A hereto and surrender this Note at the office of the Company. The Company shall, as soon as practicable

     (but within three business days) thereafter, issue and deliver to the Holder of this Note a Series A Note in the principal amount to which the Holder of this Note shall be entitled and, if this Note is being exchanged in part, a new Series B Note with respect to the remainder of this Note which is not being exchanged. Such exchange shall be deemed to have been made and the Series A Note so issuable shall be deemed to have been issued and outstanding immediately prior to the close of business on the date of the surrender of this Note and the delivery of an executed Notice of Election, and the person or persons entitled to receive the Series A Note issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Series A Note as of such date.

          (c) Automatic Exchange. In the event the Issuer is reimbursed for any draw on the Gateway Letter of Credit by withdrawing funds from the Deposit and such funds are not replaced by the Company within three (3) business days, then, effective as of the date of each such withdrawal (each, a "Deposit Draw Date"), the Company shall issue to the Holder, in exchange for this Note (i) a Series A Note in a principal amount equal to the Holder's Pro Rata Share as of the applicable Deposit Draw Date of the amount of such withdrawal and (ii) a substitute Series B Note in a principal amount, if any, equal to the Note Amount as of the Deposit Draw Date less the principal amount of the Series A Note issued to such Holder pursuant to clause (i) above. Such Series A Notes and substitute Series B Notes shall be delivered to the Holder not less than six (6) business days after the applicable Deposit Draw Date. Within three (3) business days following the receipt of such Series A Notes and substitute Series B Notes, the Holder shall surrender to the Company this Note marked "cancelled", and, if not a party to the Series A Note Purchase Agreement, shall execute a joinder to the Series A Note Purchase Agreement agreeing to be fully bound by, and subject to, all of the covenants, terms and conditions of the Series A Note Purchase Agreement as a "Purchaser" thereunder. Regardless of whether the Holder has surrendered this Note for exchange and executed such a joinder, on the applicable Deposit Draw Date, (i) such automatic exchange shall be deemed to have been made; (ii) the Series A Notes and substitute Series B Notes so issuable shall be deemed to have been issued and outstanding; (iii) the person or persons entitled to receive the Series A Notes and substitute Series B Notes issuable upon such automatic exchange shall be treated for all purposes as the record holder or holders of such Series A Notes and substitute Series B Notes; (iv) this Note shall be deemed cancelled and the Company shall be forever released from its obligations and liabilities under this Note, with the Holder being entitled, in lieu thereof, to the benefit of the Company's obligations and liabilities under the Series A Notes and substitute Series B Notes issued; and (v) the Holder shall be deemed for all purposes to be a "Purchaser" under the Series A Note Purchase Agreement and subject to all of the terms, conditions and covenants applicable to "Purchasers" thereunder.

          (d) Series A Notes Issuable Upon Exchange. The Company agrees that all Series A Notes issued upon a voluntary or automatic exchange of this Note will, upon issuance be duly authorized and validly issued and free of all preemptive rights and all liens, charges, encumbrances or restrictions on transfer except such restrictions on transfer as may apply under state or federal securities laws.


     6. Notices of Record Date. In the event of:

          (a) Any taking by the Company of a record of the holders of any class of equity securities of the Company for the purpose of determining the holders thereof who are entitled to receive any distribution, or any right to subscribe for, purchase or otherwise acquire any other securities or property, or to receive any other right; or

          (b) Any capital reorganization of the Company, any reclassification or recapitalization of the equity capital of the Company (other than a subdivision or combination of the Company's securities) or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

          (c) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company will deliver to the Holder at least ten business (10) days prior to the earliest applicable date hereinafter specified, a notice specifying: (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon or participate therein; and (iii) a description of the material terms thereof.


     7. No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person any rights whatsoever as a shareholder of the Company.


     8. Event of Default. Upon the occurrence of an Event of Default, the entire principal balance and interest on this Note shall immediately become due and payable and the Holder shall have all remedies under the Purchase Agreement or as provided by law.

     The Company and the Guarantors waive the rights of presentment, demand for performance, protest, notice of protest, and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as waiver of such right under this Note. This Note is being delivered and shall be construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.
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                                               VSOURCE, INC.


                                               By:    /s/ SANDFORD T. WADDELL
                                                   -----------------------------
                                               Name:  Sandford T. Waddell
                                               Title: Chief Financial Officer



                                               AS GUARANTORS:
                                               NETCEL360.COM LTD

                                               By:      /s/ DENNIS M. SMITH
                                                   -----------------------------
                                               Name:  Dennis M. Smith
                                               Title:



                                               NETCEL360 SDN BHD

                                               By:      /s/ DENNIS M. SMITH
                                                   -----------------------------
                                               Name:  Dennis M. Smith
                                               Title:

                                   EXHIBIT A

                               NOTICE OF ELECTION



TO: VSOURCE, INC.

     The undersigned, the holder of the foregoing Note, hereby surrenders such Note and irrevocably elects to exchange such Note for a Series A Note of VSOURCE, INC., pursuant to and in accordance with the Exchangeable Note Purchase Agreement dated July 12, 2001 and requests that the Series A Note, be issued in
the name of, and delivered to,               , whose address is                .

     The undersigned hereby joins in and elects to become a party to the Series A Note Purchase Agreement as a "Purchaser" thereunder, agreeing to be fully bound by, and subject to, all of the covenants, terms and conditions of the Series A Note Purchase Agreement applicable to "Purchasers" thereunder.


Dated:            , 200 .


                                             -----------------------------------
                                             (Signature must conform in all
                                             respects to name of holder as
                                             specified on the face of the Note)


                                             -----------------------------------

                                             -----------------------------------
                                                           (Address)